SUBSTITUTE POWER OF ATTORNEY

Pursuant to a written power of attorney, a copy of which was previously filed (the
"Power of Attorney"), the undersigned, Amy
Weaver, has been constituted and appointed true and lawful attorney-infact and agent, with full power of substitution and revocation, to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted in said Power of Attorney, by the following individual:

Keith Block

Know all by these presents, that, pursuant to the powers granted to the undersigned in the Power of Attorney, the undersigned hereby constitutes and appoints each of Sarah Dods and Scott Siamas as substitutes to the undersigned attorney-in-fact, with full power of substitution or revocation, and with full power and authority to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted to the undersigned in said
Power of Attorney. For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in the Power of Attorney.

This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 23rd day of November, 2015.

Signature:  /s/ Amy Weaver
Name:  Amy Weaver